Exhibit 99.1

  Iowa Telecom Reports Results for Quarter Ended September 30, 2006


    NEWTON, Iowa--(BUSINESS WIRE)--Nov. 8, 2006--Iowa
Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the quarter ended September 30, 2006. Quarterly highlights for the Company include:

    --  Operating revenues were $59.6 million.

    --  Operating income was $21.7 million.

    --  Net income was $8.0 million or $0.25 per diluted share.

    --  Adjusted EBITDA (as defined herein) was $31.2 million.

    "We are very pleased with our third quarter results," said Alan L. Wells, Iowa Telecom chairman and chief executive officer. "Sales of our DSL product were particularly strong with 6,400 new customers added during the period, which was more than double the number of new DSL customers added during the previous quarter. Our pace of access line loss slowed during the quarter, with 1,200 total lines lost during the second quarter. Strong DSL sales, combined with continued growth of our bundled product offerings, resulted in a total revenue increase of 4.3% from the second quarter of this year, and an increase of 3.0% from the year ago quarter. The expansion of our CPE and data business through our acquisition of Baker Communications in August of this year also had a positive impact on our revenues.

    "Our Adjusted EBITDA for the third quarter of 2006 of $31.2 million was in line with the same period in 2005, as adjusted for certain one-time charges incurred last year," Wells added. "As a result of our current tax position, which required us to begin recording book income tax expense during the second quarter of this year, we recorded a provision for income tax expense of $5.6 million during the third quarter and $8.4 million year to date. It is important to note that the recorded tax expense did not impact our cash flow. Our actual cash taxes paid through the first nine months of 2006 were only $654,000, reflecting both the continued utilization of our net operating loss carry forwards and our continued goodwill amortization for tax purposes.

    "Our capital expenditures were $7.0 million for the third quarter, and total $20.4 million year to date. We expect our 2006 capital expenditures to be within the range of our original guidance of between $28 million and $30 million," Wells continued. "We expect our interest expense for the year will be approximately $31 million, at the midpoint of our prior guidance.

    "We are also pleased with our success in the quarter in the FCC's Advanced Wireless Spectrum auction, which concluded in September. We were the successful bidder on 15 licenses in Iowa that cover approximately 1.9 million pops, including approximately 75% of our incumbent access lines," Wells noted. "These licenses will provide us the opportunity to offer our customers even more advanced communication and data services in the future. The total cost for these licenses was $11.5 million.

    "Overall, we are pleased with the quarter, in particular the continued success of our DSL offering, and the expansion of our CPE and data business," Wells concluded.

    FINANCIAL DISCUSSION FOR THIRD QUARTER 2006:

    -- Operating Revenues were $59.6 million in the third quarter compared to $57.9 million in the third quarter of 2005. Network access services revenues decreased $1.3 million, or 5.3%, for the third quarter. The decrease in access services revenue is primarily the result of a combination of a decrease in access lines and an increase in cellular traffic for which we receive lower rates of compensation. These decreases were offset by a $3.6 million, or 44.5%, increase in other sales and services. The revenue increase was primarily due to growth of our CPE and data business, in part as a result of the acquisition of Baker Communications in August 2006. DSL Internet access service revenues also increased $1.4 million, or 46.2%, due primarily to customer growth.

    -- Operating Costs and Expenses decreased $2.1 million, or 5.2% in the third quarter of 2006 as compared to the third quarter of 2005. Selling, general and administrative costs decreased $3.3 million, or 28.0%, for the third quarter, primarily as a result of a $2.9 million gain on the sale of four exchanges during the period. Cost of service and sales increased $1.4 million, or 8.7%, principally due to the growth of our CPE and data business as a result of our acquisition of Baker Communications. Depreciation and amortization decreased $225,000, or 1.9%, during the third quarter compared to 2005.

    -- Operating Income was $21.7 million in the third quarter of 2006 as compared to $17.8 million in the same period in 2005. The increase in operating income was primarily the result of the $2.9 million gain on the four exchange sales during the period and a $1.0 million charge in the year ago quarter related to amendments to our defined benefit pension plans.

    -- Interest Expense for the third quarter increased $226,000, or 2.9%, to $8.0 million compared to $7.7 million in the same period in 2005. Higher interest rates on our variable rate debt and an increase in the rate on the interest rate swap agreement, resulting from the extension of the term in August 2005, were partially offset by a lower average balance on the Company's revolving credit facility.

    -- Earnings Before Income Taxes for the third quarter of 2006 was $13.6 million compared to $9.6 million in the third quarter of 2005.

    -- Income Tax Expense for the third quarter was $5.6 million compared to zero in the third quarter of 2005. The Company estimates that book income tax expense will be recorded at an effective tax rate of approximately 41% in future periods. The recorded book tax expense did not impact the cash taxes paid during the quarter. The Company paid actual cash income taxes for Alternative Minimum Taxes during the quarter of $482,000 and $654,000 year to date, reflecting the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $183 million.

    -- Net Income was $8.0 million for the quarter compared to net income of $9.6 million in the third quarter of 2005.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $31.2 million for the third quarter of 2006 as compared with $29.8 million in the same period in 2005.

    -- Total Access Linesdecreased by 1,200 during the third quarter of 2006 from the second quarter in 2006, as ILEC access lines declined by 2,200 lines and CLEC lines increased by 1,000 lines. During the third quarter, 2,100 access lines, 1,350 cable television subscribers, and approximately 500 High Speed Internet subscribers were acquired as the result of the acquisition of Montezuma Mutual Telephone Company and 2,000 access lines and 300 DSL subscribers in four other exchanges were sold. Total access lines decreased by 7,100, or 2.7%, for the third quarter of 2006 as compared to the third quarter in 2005.


                 Third Quarter 2006 Financial Summary
                             (Unaudited)
           (dollars in thousands, except per share amounts)

                              3rd Quarter 3rd Quarter      Change
                                 2006        2005      Amount  Percent
----------------------------------------------------------------------

Revenue                          $59,631     $57,876  $ 1,755     3.0%
Operating Income                 $21,663     $17,832  $ 3,831    21.5%
Interest Expense                 $ 7,969     $ 7,743  $   226     2.9%
Earnings Before Income Taxes     $13,649     $ 9,617  $ 4,032    41.9%
Net Income                       $ 8,032     $ 9,617  $(1,585)  -16.5%

Basic Earnings Per Share         $  0.26     $  0.31  $ (0.05)  -16.1%
Diluted Earnings Per Share       $  0.25     $  0.30  $ (0.05)  -16.7%

Adjusted EBITDA (1)              $31,193     $29,828  $ 1,365     4.6%
Capital Expenditures             $ 7,026     $ 9,864  $(2,838)  -28.8%
Dividends Paid                   $12,759     $12,521  $   238     1.9%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.


Key Operating Statistics             3rd Quarter 3rd Quarter
                                        2006        2005     % Change
----------------------------------------------------------------------
Telephone Access Lines
      ILEC Lines (1)                    230,600     240,500      -4.1%
      CLEC Lines (2)                     23,000      20,200      13.9%
                                     ----------- ----------- ---------
Total Telephone Access Lines            253,600     260,700      -2.7%

Long Distance Subscribers               145,900     141,800       2.9%
Dial-up Internet Subscribers             33,700      44,200     -23.8%
DSL Subscribers                          45,000      27,200      65.4%
Average Monthly Revenue Per
   Access Line (3)                     $  78.19    $  73.34       6.6%

                                     3rd Quarter 2nd Quarter
                                        2006        2006     % Change
                                    ----------------------------------
Telephone Access Lines
      ILEC Lines (1)                    230,600     232,800      -0.9%
      CLEC Lines (2)                     23,000      22,000       4.5%
                                     ----------- ----------- ---------
Total Telephone Access Lines            253,600     254,800      -0.5%

Long Distance Subscribers               145,900     145,000       0.6%
Dial-up Internet Subscribers             33,700      37,400      -9.9%
DSL Subscribers                          45,000      38,600      16.6%
Average Monthly Revenue Per
   Access Line (3)                     $  78.19    $  74.37       5.1%

(1)Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,600 wholesale lines subscribed at September 30, 2005 and 3,200 at June 30, 2006 and September 30, 2006. During the second quarter of 2006, the company completed the sale of three exchanges resulting in the loss of 600 ILEC lines. During the third quarter of 2006, the company completed the sale of four exchanges resulting in the loss of 2,000 ILEC lines and completed the acquisition of two exchanges resulting in the gain of 2,100 ILEC lines.
(2)Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.
(3)Average monthly revenue per access line is computed by dividing the total revenue for the period by the average of the access lines at the beginning and at the end of the period.

    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the third quarter results on Wednesday, November 8, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (913) 981-5519 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on November 8, 2006 and will continue through November 15, 2006 by dialing (719) 457-0820 and entering Confirmation Code 4024570.

    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on November 8, 2006, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 435 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                             (Unaudited)
           (dollars in thousands, except per share amounts)



                                              As of          As of
                                          Sept. 30, 2006 Dec. 31, 2005
                                          -------------- -------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                 $    5,565    $   26,782
   Accounts receivable, net                      21,034        18,121
   Inventory                                      3,886         2,722
   Prepayments and other assets                   3,070         2,402
                                          -------------- -------------
      Total Current Assets                       33,555        50,027
                                          -------------- -------------

PROPERTY, PLANT AND EQUIPMENT
   Property, plant and equipment                516,038       504,662
   Accumulated depreciation                    (213,046)     (189,163)
                                          -------------- -------------
      Net Property Plant and Equipment          302,992       315,499
                                          -------------- -------------

GOODWILL                                        466,635       460,113
INTANGIBLE AND OTHER ASSETS, net                 40,926        23,993
INVESTMENT IN AND RECEIVABLE FROM
   THE RURAL TELEPHONE FINANCE
   COOPERATIVE                                   13,532        14,890
                                          -------------- -------------
Total Assets                                 $  857,640    $  864,522
                                          ============== =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Revolving credit facility                 $   14,000    $   40,000
   Accounts payable                              10,473        10,416
   Advanced billings and customer
    deposits                                      7,939         6,042
   Accrued and other current liabilities         37,935        29,842
                                          -------------- -------------
      Total Current Liabilities                  70,347        86,300
                                          -------------- -------------

LONG-TERM DEBT                                  477,778       477,778
DEFERRED TAX LIABILITIES                         14,921             -
OTHER LONG-TERM LIABILITIES                      19,452        19,913
                                          -------------- -------------
      Total long-term liabilities               512,151       497,691
                                          -------------- -------------

 TOTAL LIABILITIES                              582,498       583,991
                                          -------------- -------------

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value,
    100,000,000 shares authorized,
    31,354,670 and 31,065,963 shares
    issued and outstanding                          314           311
   Additional paid-in-capital                   321,253       317,877
   Retained deficit                             (50,627)      (42,874)
   Accumulated other comprehensive income         4,202         5,217
                                          -------------- -------------

      Total Stockholders' Equity                275,142       280,531
                                          -------------- -------------

Total Liabilities and Stockholders'
 Equity                                      $  857,640    $  864,522
                                          ============== =============


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                          Income Statements
                             (Unaudited)
               (in thousands, except per share amounts)


                             Three Months Ended    Nine Months Ended
                                September 30,        September 30,
                             ------------------- ---------------------
                               2006      2005       2006       2005
                              --------  --------  ---------  ---------

REVENUE AND SALES
   Local services            $ 19,135  $ 19,016  $  57,627  $  56,844
   Network access services     23,532    24,844     71,951     75,711
   Toll services                5,419     6,025     16,421     18,000
   Other services and sales    11,545     7,991     28,243     22,859
                              --------  --------  ---------  ---------
      Total revenues and
       sales                   59,631    57,876    174,242    173,414

OPERATING EXPENSES
   Cost of services and
    sales (exclusive of
    items shown separately
    below)                     17,836    16,414     49,233     47,856
   Selling, general and
    administrative              8,437    11,710     27,470     30,636
   Depreciation and
    amortization               11,695    11,920     35,263     36,609
                              --------  --------  ---------  ---------
      Total operating costs
       and expenses            37,968    40,044    111,966    115,101

OPERATING INCOME               21,663    17,832     62,276     58,313

OTHER INCOME (EXPENSE)
   Interest and dividend
    income                        159       140        527        432
   Interest expense            (7,969)   (7,743)   (23,577)   (23,192)
   Other, net                    (204)     (612)      (306)      (758)
                              --------  --------  ---------  ---------
      Total other expense,
       net                     (8,014)   (8,215)   (23,356)   (23,518)

EARNINGS BEFORE INCOME TAXES   13,649     9,617     38,920     34,795

INCOME TAX EXPENSE              5,617         -      8,374          -
                              -------- ---------  --------- ----------

NET INCOME                   $  8,032  $  9,617  $  30,546  $  34,795
                              ========  ========  =========  =========


COMPUTATION OF EARNINGS
   PER SHARE
      Basic - Earnings Per
       Share                 $   0.26  $   0.31  $    0.98  $    1.13
      Basic - Weighted
       average number of
       shares outstanding      31,254    30,939     31,170     30,894

      Diluted - Earnings Per
       Share                 $   0.25  $   0.30  $    0.95  $    1.10
      Diluted - Weighted
       average number of
       shares outstanding      32,165    31,790     32,062     31,661


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                             (Unaudited)
                            (in thousands)

                         Three Months Ended       Nine Months Ended
                           September 30,            September 30,
                      ------------------------ -----------------------
                           2006        2005        2006        2005
                       -------------  --------  ------------  --------

CASH FLOWS FROM
 OPERATING
   ACTIVITIES
Net income            $       8,032  $  9,617  $     30,546  $ 34,795
Adjustments to
 reconcile net income
to net cash provided
 by operating
 activities:
   Depreciation              11,249    11,323        33,674    34,824
   Amortization of
    intangible assets           446       597         1,589     1,785
   Gain from sale of
    exchanges                (2,888)        -        (4,180)        -
   Deferred income
    taxes                     5,307         -         7,720         -
   Non-cash stock-
    based
    compensation
    expense                     597       541         1,762     1,256
   Changes in
    operating assets
    and liabilities,
   net of effects of
    business
    acquisitions:
       Receivables           (1,019)    1,916          (321)      797
      Inventory                 209     1,229          (707)       85
      Accounts
       payable                  971       491          (827)   (4,724)
      Other assets
       and
       liabilities           (2,151)     (361)          407     2,449
                       -------------  --------  ------------  --------
Net cash provided by
 operating activities        20,753    25,353        69,663    71,267

CASH FLOWS FROM
 INVESTING ACTIVITIES
Capital expenditures         (7,026)   (9,864)      (20,399)  (23,532)
Business
 acquisitions, net of
 cash acquired              (18,126)       (9)      (18,126)      (94)
Purchase of spectrum
 licenses                    (3,102)        -        (3,102)        -
Proceeds from sale of
 exchanges                    8,353         -        13,273         -
                       ------------- ---------  ------------ ---------
Net cash used in
 investing activities       (19,901)   (9,873)      (28,354)  (23,626)

CASH FLOWS FROM
 FINANCING ACTIVITIES
Net change in
 revolving credit
 facility                    11,000    (2,000)      (26,000)  (16,007)
Proceeds from
 exercise of employee
 stock options                  953       811         1,617     1,195
Dividends paid              (12,759)  (12,521)      (38,143)  (30,422)
                       -------------  --------  ------------  --------
Net cash used in
 financing activities          (806)  (13,710)      (62,526)  (45,234)
                       -------------  --------  ------------  --------


Net (Decrease)
 Increase in Cash and
 Cash Equivalents                46     1,770      (21,217 )    2,407
                       -------------  --------  ------------  --------


Cash and Cash
 Equivalents at
 Beginning of Period          5,519     3,511        26,782     2,874
                       -------------  --------  ------------  --------


Cash and Cash
 Equivalents at End
 of Period            $     5,565 $     5,281  $      5,565  $  5,281
                       =============  ========  ============  ========


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
        EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                             (Unaudited)
                            (in thousands)

                          Three Months Ended      Nine Months Ended
                             September 30,          September 30,
                        ----------------------- ----------------------
                             2006       2005       2006       2005
                           ----------  --------  ---------  ----------

ADJUSTED EBITDA:
Net Income                $    8,032  $  9,617  $  30,546  $   34,795
Income Tax Expense             5,617         -      8,374           -
Interest Expense               7,969     7,743     23,577      23,192
Depreciation and
 Amortization                 11,695    11,920     35,263      36,609
Unrealized losses on
 financial derivatives           204        39        306         185
Non-cash stock-based
 compensation expense
 (1)                             597       541      1,762       1,256
Extraordinary or
 unusual (gains) losses            -         -          -           -
Non-cash portion of
 RTFC Capital
   Allocation (2)                (33)      (32)       (99)        (99)
Other non-cash losses
 (gains)                           -         -          -           -
Loss (gain) on disposal
 of assets not in
 ordinary course              (2,888)        -     (4,180)          -
Transaction costs                  -         -          -           -
                        ------------- --------- ---------- -----------
ADJUSTED EBITDA           $   31,193  $ 29,828  $  95,549  $   95,938
                        ============= ========= ========== ===========


(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated
 Statements of Operations.

    We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

    Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

    We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.


    CONTACT: Corporate Communications, Inc.
             Investor Relations Contacts:
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Chief Financial Officer
             Craig Knock, 641-787-2089
             or
             Iowa Telecommunications Services, Inc.
             Media Contact:
             Director, Corporate Communications
             Julie White, 641-787-2040
             Julie.White@iowatelecom.com